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                                   AMENDMENT
                                      TO
                             EMPLOYMENT AGREEMENT

     This Amendment (the "Amendment") to that certain "Employment Agreement" (as defined below) is entered into as of April 2, 1997 between ATTIAZAZ "BOB" DIN ("Executive") and EN POINTE TECHNOLOGIES, INC., a Delaware corporation (the "Company").

                                R E C I T A L S

     A. Executive and the Company have previously entered into that certain Employment Agreement dated as of March 1, 1996 (the "Employment Agreement").

     B. Executive and the Company desire to amend the Employment Agreement as hereinafter provided.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, each of the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The first sentence of Section 3 of the Agreement is hereby amended to read as follows:

          "Executive shall receive an annual base salary of $500,000 per annum."

     2.   Section 4 is hereby amended to read as follows:

          "In addition to the base salary set forth in Section 3 above, the Executive shall be entitled to a bonus to be determined as follows:

          (i) The Executive shall be entitled to a bonus for each year during the term of this Agreement equal to three and one-half percent
          (3 1/2%) of the Company's pre-tax net income, which, for the purposes of this Agreement, shall be computed without respect to the bonus payable to Executive pursuant to this Section 4 and shall exclude any gains or losses realized by the Company on the sale or other disposition of its assets (other than in the ordinary course of business). Such calculation of pre-tax net income shall be determined by the independent auditors regularly retained by the Company subject to the foregoing provisions of this Section 4 in accordance with generally accepted accounting principals. Said determination and payment of such bonus shall be made within ninety
          (90) days following the end of the fiscal year of the Company and the determination by the auditors shall be final, binding and conclusive upon the parties hereto. In the event the audited financial statements are not issued within such ninety-day period, then the Company shall make any payments due hereunder (if any) based on its best reasonable estimate of any such payments, which amount shall then be reconciled by both parties once the audited financial statements are issued.

          (ii) Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary and bonus payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company, and no

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          other compensation, benefit or payment hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.

          (iii) The Executive shall be eligible to participate in any bonus plan now or hereafter established and implemented by the Board (or designated Committee) for the payment of bonuses to Executive or to management personnel. In addition to the foregoing, the Executive may be entitled to receive such additional bonus amounts as the Board (or such Committee as may be designated by the Board) shall determine in its discretion. In determining such additional amounts, if any, the Board (or Committee) shall consider among other things Executive's contribution to the accomplishment of the Company's long-range business goals, the success of various corporate strategies in which Executive participated, and Executive's unique services in connection with the maintenance or increase in shareholder values in the Company."

     3. The first sentence of Section 8(b) of the Agreement is hereby amended by substituting the term "one hundred eighty (180) days' prior written notice" for the term "ninety (90) days' prior written notice".

     4. The first sentence of Section 8(d) of the Agreement is hereby amended by substituting the term "three (3) years" for the term "two (2) years".

     5. The fifth sentence of Section 8(d) of the Agreement is hereby amended to read as follows:

          "In addition, all stock options and general stock appreciation rights granted by the Company to Executive which otherwise would have vested within three years following the Date of Termination for death or disability shall accelerate and become fully vested and exercisable on the Date of Termination for death or disability, and shall remain exercisable for a period ending on the normal expiration date specified in the option agreements."

     6. Section 9(a)(ii) of the Agreement is hereby amended to read as follows:

          "WITHOUT "CAUSE." Upon one hundred-eighty (180) days' written notice to Executive where the Board, by a majority vote of the full Board, elects to terminate Executive for any reason, other than the reasons referred to in subparagraph (i) above."

     7. The first sentence of Section 10(a) of the Agreement is hereby amended by substituting the term "one hundred twenty (120) days" for the term "ninety (90) days".

     8. Section 10(a)(v) of the Agreement is hereby amended to by deleting the words "unreasonably difficult or".

     9. Section 11(b)(i) of the Agreement is hereby amended to read as follows:

          "Executive shall continue to receive Executive's base salary (in effect in the fiscal year in which the Date of Termination occurs) under Section 3 for a benefit period of five (5) years following the Date of Termination."

     10. Section 12 of the Agreement is hereby amended by substituting the term "five (5)" for the term "three (3)" in each instance where the latter term occurs.


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     11.  The first sentence of Section 15(a) of the Agreement is hereby amended to read as follows:

          "Without the prior written consent of the Company, Executive will not, directly or indirectly, engage for his own account in any business, or own, manage, operate, control, be employed as an employee or consultant, buy, participate in, or be connected in any manner with the ownership, management, operation or control of any firm, corporation, association, or other business entity which is in the business of a retail reseller of computers and computer-related products, which the parties acknowledge is the business of the Company, provided that Executive may invest in a business competitive with the Company to an extent not exceeding five percent (5%) of the total outstanding shares at the time of such investment in each one or more companies."

     12. The second sentence of Section 15(d) is hereby amended to read as follows:

          "However, Executive shall use reasonable efforts to notify the Company in advance of any proposed private sale by him after termination of this Agreement of 100,000 or more share blocks, other than in public trading over-the-counter or on an exchange, and shall give the Company an opportunity to acquire such shares on the same net terms offered by Executive to others."

     13. Section 16 is hereby amended by substituting the term "five (5) year post-termination benefit period" for the term "three (3) year post-termination benefit period" in each instance where the latter term occurs.

     14. The last sentence of Section 16 is hereby amended by substituting the term "$100 million per year" for the term "$25 million per year".

     15. Each of the foregoing amendments to the Agreement shall be effective as of the date of this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


EXECUTIVE:                              COMPANY:

                                        EN POINTE TECHNOLOGIES, INC.


                                        By:
-------------------------------------      ---------------------------------
ATTIAZAZ "BOB" DIN
President and Chief Executive Officer


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